Exhibit 99.1
FOR IMMEDIATE RELEASE
February 28, 2020

THE EASTERN COMPANY FOURTH QUARTER 2019
NET SALES INCREASE 21% TO $68.7 MILLION; FOURTH QUARTER 2019
EARNINGS GROW 14% TO $0.79 PER SHARE

NAUGATUCK, CT – February 28, 2020 - The Eastern Company (“Eastern”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving niche industrial markets, today announced the results of operations for the fourth quarter and full fiscal year 2019 ended December 28, 2019.
President and CEO August Vlak commented, “We brought the year to a strong close and are pleased with Eastern’s accomplishments in 2019. Our acquisition of Big 3 Precision in August 2019 is an important step toward our long-term goal of building a larger and stronger company with a significant presence with key customers. It also made a substantial contribution to our fourth quarter results.
“During the fourth quarter, Eastern generated strong sales from new products, including a new hood mount truck mirror, a modular toolbox latching system, and an electronic activated latching system.  In total, sales of new products accounted for 5% of our sales growth, and in the Industrial Hardware segment, new products represented 15% of growth in the fourth quarter of 2019 compared to the same period in 2018.  Increasingly, new products are driving our sales growth and should help us offset challenges facing certain end markets in 2020, including Class 8 truck and recreational vehicles.
Mr. Vlak continued, “Cash flow from operations was exceptionally strong for both the quarter and the year. In fiscal 2019, we generated $23.0 million in cash flow, a 78% increase compared to fiscal 2018. Eastern’s strong balance sheet, as well as our focus on working capital reduction, position us well to pursue our strategy of bolt-on acquisitions that strengthen our company’s best businesses.
“Despite ongoing uncertainty in the macro-environment, we are confident that we can deliver on our plan and achieve our goals.  Our backlog is robust, totaling $72.2 at the end of fiscal 2019.  The growth in fiscal 2019 reflects both our acquisition of Big 3 Precision and a strong flow of orders at Eberhard Manufacturing.  Certain of our businesses are experiencing supply chain disruption in China as a result of the coronavirus (COVID-19), but, at this time, local conditions appear to be improving.”
Fourth Quarter 2019 Financial Results
Net sales in the fourth quarter of 2019 increased 21% to $68.7 million from $56.6 million a year earlier, primarily due to the acquisition of Big 3 Precision.  Sales in the Industrial Hardware segment grew by 46% to $49.2 million from $33.7 million in the fourth quarter of 2018, but decreased by 3% quarter over quarter, excluding Big 3 Precision. Sales growth from new product launches partially offset the decline in sales to the Class 8 truck, trailer and specialty vehicle markets.  The Industrial Hardware segment represented 72% of total sales in the fourth quarter of 2019.  Sales in the Security Products and Metal Products segments slipped by 13% and 18%, respectively, compared with the prior year period, as a result of lower demand for commercial laundry payment products, point of sale security, and mining products.
Net income in the fourth quarter of 2019 increased by 14% to $5.0 million, or $0.79 per share, compared from $4.4 million, or $0.70 per share, a year earlier.

Twelve Month 2019 Financial Results
Sales for fiscal 2019 grew by 8% to $251.7 million from $234.3 million for fiscal 2018. Sales growth in 2019 reflects four months of sales from the Big 3 Precision acquisition, which the Company closed on August 30, 2019. Net sales in the Industrial Hardware segment grew to $164.5 million in fiscal 2019 from $140.3 million in fiscal 2018. Excluding Big 3 Precision, Industrial Hardware sales grew 2%.  Net sales in the Security Products segment decreased approximately 10% in fiscal 2019 due to lower demand for commercial laundry payment products and point of sale security products. The Metal Products segment’s net sales decreased 1% in fiscal 2019 as compared to fiscal 2018 primary due to a slowdown in the coal mining industry in the fourth quarter.
Net income for fiscal 2019 decreased 9% to $13.3 million, or $2.12 per diluted share, from $14.5 million, or $2.31 per diluted share, in fiscal 2018. In fiscal 2019, net income was adversely affected by non-recurring restructuring cost associated with the discontinuation of Road-iQ, a subsidiary of Velvac, and the consolidation of our Composite Panel Technologies facility, as well as an increase in M&A related expense, net of tax, incurred in fiscal 2019, related to the acquisition of Big 3 Precision. Together, these non-recurring expenses equaled $3.9 million, or $0.62 per diluted share, in 2019.
Conference Call and Webcast
The Eastern Company will host a conference call to discuss its results for the fourth quarter of 2019 and other matters on Friday, March 6, 2020 at 11:00 AM Eastern Time. Participants can access the conference call by phone at (888) 669-0684 (toll free in US & Canada) or (862) 298-0702 (international). Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/33399.
About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to niche markets, focusing on industries that offer long-term macroeconomic growth opportunities. The Company operates across three reporting segments -- Industrial Hardware, Security Products and Metal Products -- from locations in the U.S., Canada, Mexico, U.K., Taiwan and China.  More information on the Company can be found at www.easterncompany.com.

Safe Harbor for Forward-Looking Statements
Statements in this document about our future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words "believes," "intends", "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers, cybersecurity breaches, changes in competition in our markets, and increased prices for raw materials resulting from tariffs on imported goods or otherwise. There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission. We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts
The Eastern Company
August Vlak or John L. Sullivan III
203-729-2255

LHA Investor Relations
Harriet Fried/Jody Burfening
212.838.3777
hfried@lhai.com

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 weeks	13 weeks	52 weeks	52 weeks
	Dec 28, 2019	Dec 29, 2018	Dec 28, 2019	Dec 29, 2018

Net Sales	$68,726,896	$56,612,172	$251,742,619	$234,275,463

Net Income After Tax	4,972,327	4,380,604	13,266,142	14,505,937

Net Income Per Share
Basic	$0.80	$0.70	$2.13	$2.32
Diluted	$0.79	$0.70	$2.12	$2.31

Weighted average
shares outstanding:
Basic	6,238,787	6,240,808	6,235,098	6,258,277
Diluted	6,273,697	6,256,365	6,270,008	6,273,974

Consolidated Balance Sheets (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	December 28, 2019	December 29, 2018

Cash and marketable securities	$18,030,810	$13,925,765
Accounts Receivable	37,941,900	30,285,316
Inventories	54,599,266	52,773,209
Other assets	4,343,507	4,205,735
Current Assets	114,915,483	101,190,025

Net property, plant and equipment	42,022,613	29,853,377

Other intangible assets	111,382,405	48,808,159
Right of use assets	12,342,475	-
Deferred income taxes	-	1,396,006
Total Assets	$280,662,976	$181,247,567

Accounts payable	$19,960,507	$18,497,626
Accrued compensation	3,815,186	4,159,808
Other accrued expenses	2,967,961	5,165,666
Current portion of long-term debt	5,187,689	2,325,000
Current Liabilities	31,931,343	30,148,100

Deferred income tax	5,270,465	1,516,012
Other long-term liabilities	2,465,261	353,856
Lease liability	12,342,475	-
Long-term debt	93,577,544	26,350,000
Accrued postretirement benefits	1,007,146	648,635
Accrued pension costs	28,631,485	25,362,325

Shareholders' equity	105,437,257	96,868,639

Total Liabilities and Shareholders' equity	$280,662,976	$181,247,567